SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                             Miller Industries Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    600551204
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [_] Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia Management Inc.
     13-416-2637

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     887,631

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     887,631

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     887,631

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.94%

12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia PX LLC
     05-054-8220

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     107,161

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     107,161

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     107,161

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .96%

12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia Partners LLC
     13-415-6693

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     114,483

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     114,483

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     114,483

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.02%

12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Matthew Sirovich

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     28,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     28,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     28,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .25%

12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jack Carlos Mindich

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .02%

12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     192,182

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     192,182

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     192,182

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.72%

12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Meredith Elson

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .03%

12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Coast Fund LP
     99-0129682

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     230,099

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     230,099

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     230,099

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.06%

12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 600551204
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scopia Partners QP LLC
     32-0105312

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     210,706

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     210,706

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     210,706

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.88%

12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   1600551204
            ---------------------

Item 1(a).  Name of Issuer:

            Miller Industries Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            8503 Hilltop Drive, Suite 100
            Ooltewah, TN  37363
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Scopia Management Inc.
            Scopia PX LLC
            Scopia Partners LLC
            Scopia International Limited
            The Coast Fund LP
            Scopia Partners QP LLC
            Matthew Sirovich
            Jack Carlos Mindich
            Meredith Elson
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal Business Office of Scopia Management Inc., Scopia PX LLC, Scopia Partners LLC, The Coast Fund LP, Scopia Partners QP LLC, Matthew Sirovich, Jack Carlos Mindich and Meredith Elson is:

            100 Park Avenue, New York, NY  10017

            The principal Business Office of Scopia International Limited is:

            c/o Prime Management Limited
            Mechanics Building
            12 Church Street
            Hamilton HM 11, Bermuda
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            The citizenship of Scopia Management Inc., Scopia PX LLC, Scopia Partners LLC, Scopia Partners QP LLC, Matthew Sirovich Jack Carlos Mindich, Meredith Elson and The Coast Fund LP is:

            United States

            The citizenship of Scopia International Limited is:

            Bermuda
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            600551204
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.*

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     Scopia Management Inc.

     (a)  Amount beneficially owned:

          887,631 shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          7.94%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               887,631

          (ii) Shared power to vote or to direct the vote

               0

         (iii) Sole power to dispose or direct the disposition of

               887,631

          (iv) Shared power to dispose or direct the disposition of

               0

     Scopia PX LLC

     (a)  Amount beneficially owned:

          107,161
          ----------------------------------------------------------------------

     (b)  Percent of class:

          .96%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               107,161

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               107,161

     Matthew Sirovich

     (a)  Amount beneficially owned:

          28,000
          ----------------------------------------------------------------------

     (b)  Percent of class:

          .25%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               28,000

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               28,000

     Jack Carlos Mindich

     (a)  Amount beneficially owned:

          2,000
          ----------------------------------------------------------------------

     (b)  Percent of class:

          .02%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               2,000

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               2,000

     Scopia International Limited

     (a)  Amount beneficially owned:

          192,182
          ----------------------------------------------------------------------

     (b)  Percent of class:

          1.72%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               192,182

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               192,182

     Meredith Elson

     (a)  Amount beneficially owned:

          3,000
          ----------------------------------------------------------------------

     (b)  Percent of class:

          0.03%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               3,000

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               3,000

     The Coast Fund LP

     (a)  Amount beneficially owned:

          230,099
          ----------------------------------------------------------------------

     (b)  Percent of class:

          2.06%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               230,099

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               230,099

     Scopia Partners QP LLC

     (a)  Amount beneficially owned:

          210,706
          ----------------------------------------------------------------------

     (b)  Percent of class:

          1.88%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

          (ii) Shared power to vote or to direct the vote

               210,706

         (iii) Sole power to dispose or to direct the disposition of

               0

          (iv) Shared power to dispose or to direct the disposition of

               210,706

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          N/A
          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          N/A
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

          The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 14, 2005
                                          --------------------------------------
                                                        (Date)

                                          SCOPIA MANAGEMENT INC.
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  President


                                          SCOPIA PX LLC
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  The Managing Member of its
                                                  Managing Member


                                          SCOPIA PARTNERS LLC
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  The Managing Member of its
                                                  Managing Member


                                          THE COAST FUND LP
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  The Managing Member of its
                                                  General Partner


                                          SCOPIA PARTNERS QP LLC
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  The Managing Member of its
                                                  Managing Member


                                          SCOPIA INTERNATIONAL LLC
                                          By: /s/ Jeremy Mindich
                                          --------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  Director


                                          By: /s/ Matthew Sirovich
                                          -------------------------------------
                                          Name:   Matthew Sirovich

                                          Jack Carlos Mindich
                                          By: /s/ Jeremy Mindich
                                          -------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  Power of Attorney

                                          Meredith Elson
                                          By: /s/ Jeremy Mindich
                                          -------------------------------------
                                          Name:   Jeremy Mindich
                                          Title:  Power of Attorney



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


22124.0001 #548047